Exhibit 5

                          [Letterhead of Clark, Wilson]

February 11, 2000

Spectrum Signal Processing Inc.
One Spectrum Court
200-2700 Production Way

Burnaby, British Columbia, Canada V5A 4X1

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Spectrum Signal Processing Inc. (the "Company"), (i) relating to an aggregate of 3,050,000 of the Company's Common Shares, without par value, issuable under the Spectrum Signal Processing Inc. 1995 Stock Option Plan, as amended and (ii) relating to an aggregate of 250,000 of the Company's Common Shares, without par value, issuable under the Spectrum Signal Processing Inc. Employee Stock Purchase Plan, together (the "Plans").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Shares pursuant to the Plans, and that such Common Shares being registered pursuant to the Registration Statement, when issued and paid for under the in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                 Very truly yours,

                                  /s/Clark, Wilson
                                  ----------------
                                  Clark, Wilson